ADDENDUM TO CONSULTING AGREEMENT

         This addendum will supercede all agreements between Hudson Consulting Group, Inc. and TRSG Corporation, which will include the original agreement, dated October 6, 2000.

         The Parties agree to the following modifications to the original agreement and additional provisions as set forth herein:

1. Gateway will make a $350,000 cash payment and delivery of 500,000 shares of the common stock of TRSG to Hudson in exchange for control of the Professional Wrestling Alliance Corporation shell.

2. Gateway Distributors Ltd., a Nevada corporation hereby agrees to pay Hudson Consulting Group, Inc. $240.00 dollars per hour for services for all time spent on TRSG Corporation and/or Gateway Distributors Ltd. This will be paid as follows:

Common stock shall be credited at 50% o the average bid price for such shares the last five trading days of each month, up to the first $200 of each $240 billed.. The rate will be evaluated at the close of each months billing and the bid price of the stock at the close of business on the last five trading days of each month will be used to calculate the number of shares to be issued.

All stock issued will be evaluated afte the 20 to 1 reverse of Professional Wrestling Alliance Corporation.

     $40 dollars per hour in cash will be paid by TRSG.

3. TRSG agrees to the following payment schedule as it relates to the $350,000.

     The first $112,000 raised will be used to pay back the bridge loan for product

     The next $150,000 wil be paid to Hudson Consulting towards the $350,000

     The remaining $200,00 will be paid within 90 days from the signing of this agreement, in the event payment in full is not made within 90 days an additional 5,000,000 shares of TRSG common stock shall be delivered to Hudson, such shares shall not decrease or serve as a payment in any amount of the remaining balance due and owing on the $350,000.

     TRSG shall deliver to Hudson 2,000,000 shares of the common stock of TRSG to serve as collateral for the payment, upon fully payment all suc shares shall be returned by Hudson to TRSG, Hudson shall hold voting rights to such shares until the debt is paid in full.



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     In the event that the bid price for the shares of common stoc of TRSG shall decrease by more than 49% from its current level prior to full payment of the $350,000 TRSG shall issue an additional 2,000,000 shares to secure the payment of the $350,000

     The shares of stock will be guaranteed no to be diluted until such time the $350,000 payment is made in full.

4. Rick Bailey will be assigned a position on the Board of Directors effective October 6, 2000.

         Accepted and agreed to this 9th day of January 2001.


 TRSG Corporation                         Hudson Consulting Group, Inc.

       /s/ Richard Bailey                      /s/ Richard Surber
 By:  ________________________            By: ______________________
         Richard Bailey, President            Richard Surber, President



 Notary: /s/ Susan McGuire           Notary:
       ---------------------                ------------------------------
         Sue McGuire

 Date:   01/09/01                            Date:
       ---------------------                ----------------------------


     [Notary Public Seal of Susan G. McGuire}


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